EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Apple Inc. pertaining to the Anobit Technologies Ltd. Global Share Incentive Plan (2006), of our report dated October 26, 2011 with respect to the consolidated financial statements of Apple Inc. and our report dated October 26, 2011 with respect to the effectiveness of internal control over financial reporting of Apple Inc. included in its Annual Report (Form 10-K) for the year ended September 24, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

January 25, 2012